EL PASO ENERGY COMPLETES MERGER WITH COASTAL,
              CREATING THE WORLD'S LEADING NATURAL GAS COMPANY


     HOUSTON, TEXAS, JANUARY 29, 2001-El Paso Energy Corporation (NYSE:EPG) announced today that it completed its $24 billion merger with The Coastal Corporation (NYSE:CGP) after the Federal Trade Commission cleared the way by approving for public comment the consent agreement governing the merger. With a total enterprise value of over $50 billion, El Paso Energy is now the fourth largest U.S. energy company. Both companies once again produced exceptionally strong financial results in 2000, and the combined company is expected to achieve 20-percent earnings per share growth in 2001. The implementation of El Paso's proven re-engineering and operational streamlining is expected to result in cost savings in excess of $200 million per year.
          "This merger is a transforming event for both El Paso Energy and Coastal," said William A. Wise, chairman, president, and chief executive officer of El Paso Energy. "The scale we now possess opens an even wider range of extraordinary opportunities. Our combination of assets, intellectual capital, and financial resources creates the largest and most broadly based natural gas company in the world. We are better positioned than at any other time to sustain 15-percent plus earnings growth from our existing businesses and from our portfolio of new business opportunities including telecommunications, LNG, and financial services."
          Reflecting El Paso's strong position across the natural gas value chain, the combined company has been organized into four reporting segments-the Pipeline Group, the Merchant Energy Group, Production, and Field Services.
          The El Paso Pipeline Group will manage El Paso's approximately 58,000 miles of interstate pipelines that move more natural gas than any other energy company in the world. El Paso's five interstate pipeline companies-ANR, Colorado Interstate Gas, El Paso Natural Gas, Southern Natural Gas, and Tennessee Gas Pipeline-will continue to operate as separate pipelines with separate tariffs. In order to achieve a proper balance between customer focus and operational efficiency, Tennessee Gas Pipeline and ANR will comprise the Eastern Pipeline group and will be headquartered in Houston, Texas; El Paso Natural Gas and Colorado Interstate Gas will comprise the Western Pipeline group and will be headquartered in Colorado Springs, Colorado; and Southern Natural Gas Company will continue to be headquartered in Birmingham, Alabama. These companies will continue to serve their growing markets efficiently and capitalize on the burgeoning opportunities to expand pipeline infrastructure.
          The Merchant Energy Group will manage the company's growing wholesale customer business and its extensive portfolio of natural gas, power, and petroleum assets on a worldwide basis, using El Paso's industry-leading trading and risk management platform. This segment, consisting of North America, Europe, International, and Petroleum Markets units, has experienced 250-percent growth over the last three years on a pro forma basis. Merchant Energy possesses the physical assets, the proprietary valuation and risk assessment tools, and the deep talent pool necessary to continue to achieve industry-leading growth rates and exceptional returns.
          The Production business unit will be one of the largest gas and oil producers in the United States. The segment has more than 6 trillion cubic feet equivalent (Tcfe) of natural gas reserves and controls in excess of 3 million net acres. Pro forma combined, Production added approximately 1.9 Tcfecfe of reserves in 2000 at a reserve replacement cost of approximately $1.07 per ,thousand cubic feet equivalent. With an extensive drilling inventory and demonstrated technological leadership, this segment will continue to deliver strong growth and excellent returns.
          El Paso Field Services, with its combined El Paso, Coastal, and recently acquired South Texas assets, will continue providing superior midstream services and will maintain its role as a critical link in El Paso's wellhead-to-wire organization. Together with the company's general partnership interest in El Paso Energy Partners, L.P. (NYSE:EPN), Field Services holds interests in 24,000 miles of intrastate pipeline and gathering systems, 35 processing and treating plants, and eight offshore platforms. Because of its strategic position in the most important gas producing basins, El Paso Field Services will continue its rapid growth trajectory, adding significantly to El Paso's overall earnings momentum.
          El Paso Global Networks Company, while not a reporting segment at present, is focused on developing a bandwidth merchanting platform to provide end-to-end liquidity in the commercially under-developed broadband industry. Modeled from its commercial and trading skills, the technology, systems, and people have been assembled to present a unique combination of broadband capacity and services to meet the expanding demand for real-time bandwidth. With the scale and intellectual capital of the corporation, Global Networks is well positioned to capitalize on the recent downturn in the telecommunications industry.
          "The company's proven skills in the acquisition and integration of companies and our unique merchant platform provide the underpinnings for sustained growth," said Wise. "Given strong natural gas fundamentals and our preeminent North American asset position, we have high confidence in our near-term earnings outlook. Further, our merchant platform, with industry-leading skills in identifying and managing risk, applied real options, and fundamental market analysis, is the basis on which our telecom business will be built. Additionally, these capabilities can be
     extended  to  Coastal's  worldwide  petroleum  franchise   and   to
     significant adjacent businesses, such as LNG and financial services. We believe our combination of assets and skills will allow us to continue to deliver superior shareholder returns and added value to our customers and other business partners."
          David A. Arledge, formerly chairman, president, and chief executive officer of The Coastal Corporation, will join El Paso Energy's Board of Directors as vice chairman. Arledge will retire as a company executive but will remain with the company in an advisory role. "David and I have worked together since the beginning of this transaction," said Wise. "His expertise in natural gas and petroleum asset utilization and his extensive knowledge of the Coastal organization will be invaluable to El Paso as we move forward."
          "I am pleased to retain a continuing role with El Paso," David Arledge said. "Thanks to the hard work of employees from both companies in preparing for closing, the final steps of integrating our two organizations can be completed quickly and efficiently. I look forward to continuing to participate in the growth and development of the new El Paso organization."
          The executive level of the new organization has been defined for maximum effectiveness of the combined company. H. Brent Austin will continue in his role as executive vice president and chief financial officer of El Paso Energy. Britton White Jr. will continue as executive vice president and general counsel. Joel Richards will continue as executive vice president over Administration. William A. Smith will continue as executive vice president over Corporate Development.
          John W. Somerhalder II, formerly executive vice president of the Pipeline Group, will be named president of that segment. E.J. ("Jay") Holm, formerly chief executive officer of Epic Energy-Australia for El Paso Energy International, will be chief executive officer over the Eastern Pipeline Division. Reporting to Mr. Holm as presidents of Tennessee Gas Pipeline and ANR Pipeline Company will be Stephen C. Beasley and James J. Cleary, respectively. Patricia A. Shelton, formerly president of El Paso Natural Gas Company, will become president of the Western Pipeline Division. James C. Yardley will continue in his role as president of Southern Natural Gas Company.
          Ralph Eads, formerly executive vice president over El Paso Production and Merchant Energy will be named president of the Merchant Energy Group. Clark C. Smith, formerly president of Engage Energy, will be president of Merchant Energy North America. John Hushon, formerly president of El Paso Energy International, will become president of El Paso Europe. Byron Kelley, formerly executive vice president of business development and commercial management for El Paso Energy International, will be president of El Paso Energy International. Tom Wade, formerly senior vice president of Coastal's Supply, Marketing, and Marine Transportation activities, will be named president of Merchant Energy Petroleum Markets. Rod Erskine, formerly senior vice president of Coastal's Exploration and Production operations, will become president of El Paso Production. John B. ("Jack") Holmes, Jr., formerly president of El Paso Production Company, will become chief operating officer of the Merchant Energy Grouppresident of the Worldwide Operations Group, which and will be responsible for the operation of the segment's assets outside of the Pipeline and Field Services segments.
            Greg G. Jenkins will continue as chief executive officer  of
     El Paso Global Networks. Robert G. Phillips will continue in his role as president of El Paso Field Services and as chief executive officer of El Paso Energy Partners.
          As part of the Federal Trade Commission approval of the merger, the company has agreed to divest its ownership in five pipeline systems-El Paso's Midwestern Gas Transmission system, Coastal's 50-percent stake in the Empire State pipeline, Coastal's 16-percent stake in the Iroquois pipeline, Coastal's 50-percent interest in the Stingray pipeline system, and Coastal's 50-percent ownership in the UTOS pipeline system. El Paso also will divest Coastal's ownership of the Gulfstream natural gas pipeline project. The proceeds from these sales, expected to total approximately $243 million, will be used to pay down debt and to fund growth opportunities for the company. The net earnings impact from these sales is expected to be neutral.
          Additionally, El Paso Energy Partners will divest certain offshore assets including its 50-percent ownership in the UTOS and Stingray pipeline systems, its 100-percent ownership in the Green Canyon and Tarpon gathering systems, its 25.67-percent ownership in the Nautilus pipeline system, its 25.67-percent ownership in the Manta Ray Offshore gathering system, and its 33.92-percent interest in the Nemo gathering project, which is currently under construction. Proceeds from the sales of these assets, together with a $29 million cash infusion from El Paso Energy Corporation, will be reinvested into new businesses and assets, enabling El Paso Energy Partners to increase the quarterly cash distribution to its unitholders effective with the next distribution.
          Coastal shareholders will receive 1.23 shares of El Paso Energy common stock for each share of Coastal common stock and Class A common stock on a tax-free basis. Coastal's outstanding convertible preferred stock will be exchanged for El Paso Energy common stock on the same basis as if the preferred stock had been converted into Coastal common stock immediately prior to the merger.
     El Paso Energy Corporation is the largest and most broadly based natural gas company in the world with global operations that span the energy value chain. With more than $38 billion in assets, the company owns and operates a significant portion of the North American natural gas delivery grid and a substantial power portfolio. Visit El Paso Energy on the Web at www.epenergy.com.

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.


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     Contacts:

      Public Relations                   Investor Relations
      Norma F. Dunn                      Bruce L. Connery
      Senior Vice President              Vice President
      Office: (713) 420-3750             Office:  (713)  420-5855
      Fax:    (713) 420-3632             Fax:     (713)  420-4417